                          SPECIAL FACILITIES AGREEMENT

                                     BETWEEN

                          SIERRA PACIFIC POWER COMPANY

                                       AND

             FIRST INTERSTATE BANK OF NEVADA, N.A., as Owner Trustee

                        SPECIAL FACILITIES AGREEMENT

                                     BETWEEN

                          SIERRA PACIFIC POWER COMPANY

                                       AND

             FIRST INTERSTATE BANK OF NEVADA, N.A., as Owner Trustee

Exhibit A - page 1 - Far West Interconnection Steamboat Substation page 2 - Steamboat II and III-Estimated Interconnection Project Cost
            page 3 - Detailed Cost Breakdown
Exhibit B - Payment Schedule
Exhibit C - Generation Interconnection Report

                          SPECIAL FACILITIES AGREEMENT

          This Agreement is entered into as of the date of execution by and between First Interstate Bank of Nevada, N.A., a national banking association as
Owner Trustee ("Seller"), and Sierra Pacific Power Company, a Nevada corporation
("Sierra"). Seller and Sierra are sometimes referred to collectively as
"Parties".

1. Recitals. This Agreement is based upon the following facts:

     (a) Sierra is a public utility engaged in the purchase, production, transmission, distribution, and sale of electric energy, natural gas, and water.

     (b) Seller will construct, own and operate a geothermal facility located near the existing Steamboat generating plant in a portion of the Towne Lease,
Section 28, T.18N R.20E, MDBM, Washoe County, Nevada comprised of multiple units
("Project") which will generate an estimated net maximum output of 32,000 KW.

     (c) On January 18, 1991 and January 24, 1991, Sierra and Far West Capital,
Inc. a Utah Corporation ("Far West") executed Agreements whereby Far West agrees to sell and Sierra agrees to purchase electricity generated and delivered to
Sierra's Steamboat Substation from the Project ("Power Purchase Agreements").
This Special Facilities Agreement is required by Section 17 of the Power
Purchase Agreements.

     (d) Far West requested and on June 5, 1991 Sierra consented to the assignment of the Power Purchase Agreements from Far West to Steamboat
Development Corporation, a Utah corporation ("Steamboat") and a subsidiary of
Far West, pursuant to which Far West remains liable to Sierra for duties and obligations under the Power Purchase Agreements.

                                     Page 1

     (e) On November 12, 1991, Sierra, Far West, Steamboat, General Electric
Capital Corporation, a New York corporation ("G. E Capital"), and Seller entered into a Consent to Assignment and Agreement ("Consent"). Both Far West and
Steamboat, individually and collectively, remain liable to Sierra to perform all duties and obligations under this Agreement and the Power Purchase Agreements.
This Agreement is subject to the terms of the Consent.

     (f) As of November 12, 1991, Steamboat entered into the Construction Loan
Trust Agreements referred to in such Consent with the Seller as Owner Trustee and the Power Purchase Agreements and other assets were transferred to Seller as
Owner Trustee.

     (g) Seller wishes to interconnect the Project to Sierra's system in order to deliver such electricity.

     (h) In order for the Project to be connected to Sierra's system, certain transmission and substation facilities must be designed and constructed, and part of such design and construction must be performed by Sierra.

     (i) Seller acknowledges the receipt of a Generation Interconnection Report for Far West Capital, Inc. dated November 1, 1991 from Sierra. The generation interconnection report ("Generation Interconnection Report") presents what
Sierra considers to be the minimal interconnection requirements necessary to provide a high level of reliable service to Seller with a minimal potential for outages to Seller. Because of cost constraints, Seller requested that Sierra review other interconnection possibilities. The facilities selected to encompass the Scope of Work described herein will not provide the same high level of service that would have been provided with the facilities recommended by Sierra in the Generation Interconnection Report.

     In consideration of the covenants and conditions herein contained, the
Parties agree as follows:

                                     Page 2

2. Effective Date and Term. This Agreement shall be effective on the date of its execution by both Parties and shall continue thereafter until either (a) the
Power Purchase Agreements terminate, or (b) this Agreement is terminated upon mutual written agreement of the Parties.

3. Services to Be Provided. Sierra, at Seller's expense, shall perform the following:

     (a) Design, procure, construct, install, maintain and inspect the following facilities and all associated equipment ("Interconnection Facilities") at the
Project:

          (1) A 120 kV terminal at Sierra's Steamboat substation which consists of one 120 kV circuit breaker in the 126 position, protective relaying, expansion of the existing remote terminal unit and communications facilities, disconnect switches, bus work and structures, meterhouse, batteries, site work and any other equipment necessary to accommodate the installation of such facilities.

          (2) Permitting, Right-of-Way, and constructing the new 120 kV line
     ("Project Line") from Sierra's Steamboat substation up to and including the termination structure and the 120 KV switch on the termination structure.
     The termination structure will accommodate Seller's 120 KV lightning arresters and underground dip.

          (3) Appropriate 4.16 kV generation metering, backup metering, potential transformers, current transformers and associated equipment installed at the Seller's facility.

          (4) Seller's contractor, at Sierra's request, is to install potential transformers and current transformers to Sierra's specifications at the time of manufacture of the Seller's switch gear. Sierra is to inspect, approve and test the potential transformers and the current transformers at the time of switch gear installation at the Project.

                                     Page 3

     (b) Review Seller's design and installation of the protection and relaying scheme to be installed at the Project by Seller for the sole purpose of establishing that the equipment installed is compatible with Sierra's electric system.

     (c) Participate in and witness protection and control equipment testing performed by Seller. Any other testing reasonably determined by Sierra to be necessary may be required and will be performed by the Seller upon Sierra's request.

     (d) Initiate ordering of a dedicated voice telephone circuit into the
Project and test and accept the completed installation.

Facilities and services described above shall be considered the entire scope of work ("Scope of Work").

4. Construction To Be Completed By Seller. Seller, at its own expense, shall perform the following work in accordance with NEC, NESC, Standard Utility
Practices and any other applicable standards and codes:

     (a) Design, procure, construct, install, and inspect the following equipment at the Project:

          (1) All protection and relaying equipment.

          (2) A 120 kV step-up transformer, circuit switcher, and associated protection equipment, control equipment, and any other equipment necessary to install the transformer at the Project.

          (3) An underground 120 kV line an approximate distance of 100 feet, from the Project to the point of delivery into Sierra's system at the termination structure.

          (4) Underground cable, pot heads and lightning arresters located on
     Sierra's termination structure prior to energization of the line.

          (5) A fenced area no less than 52' x 28' around Sierra's termination

                                     Page 4

     structure. The fencing material shall be 6' fabric topped with 16" barbed wire. The grounding in this area shall be a part of the plant ground and shall include a layer of approximately 3" of gravel. The gate access shall be a 20' vehicle gate and shall accomodate a Sierra padlock. The fence shall be a minimum of 8' from the centerline of each structure leg on the north, south, and east sides and a minimum of 20' from the centerline of the structure on the overhead line side (west side).

          (6) Relaying on the 120 kV interrupting device.

          (7) Any other electrical equipment necessary at the Project.

     (b) Seller shall be responsible for:

          (1) Providing Sierra with adequate space and a suitable sealed enclosure to house metering, revenue metering, back up metering, potential transformers and current transformers at the Project site.

          (2) Providing design drawings and specifications to Sierra for the
     Project to be constructed by Seller. Sierra shall review such drawings and specifications in accordance with Section 3(b) and Section 8.

          (3) Providing test reports to Sierra for equipment as necessary.

          (4) Payment of monthly charges for the required telephone circuit into the Project.

5. Changes in Scope. (a) If Seller determines that a change in the Scope of Work is desirable, a written request shall be issued by Seller, setting forth in reasonable detail the nature of the change requested.

     If Sierra determines that such change in Scope of Work is reasonable with respect to the impact of the change to Sierra's system, then Sierra shall prepare a written submittal detailing the effects, if any, upon the completion schedule and the total price to be paid by Seller.

                                     Page 5

     If Seller accepts such modifications to the total price and the completion schedule, it shall send a written request to Sierra to do the work associated with said change in Scope of Work at the expense of Seller.

     If Seller does not accept such modifications to the total price and the completion schedule, Sierra will not perform the work associated with said change in Scope of Work.

     (b) If Sierra determines that a change in the Scope of Work is required, then Sierra shall prepare a written submittal detailing the requirement, the reason, and the effects, if any, upon the completion schedule and total price to be paid by Seller. Seller shall approve any change in the Scope of Work which has a cumulative dollar change greater than $10,000. Seller's approval shall not be unreasonably withheld. If Sierra determines the change necessary in order to provide reliable service to Seller and Seller withholds approval, Seller accepts full responsibility for increased risk of outage or degradation in reliability directly or indirectly resulting from Sierra's inability to make the change it deemed necessary.

6. Advance and Payment Schedule. (a) Seller shall pay to Sierra the actual costs of the Scope of Work performed. Sierra shall use best efforts to complete the
Scope of Work within the Estimated Cost. The total estimated cost for the Scope of Work is $994,000 (the "Estimated Cost"), further described in Exhibit A, attached hereto and incorporated herein by reference. Of that amount, Seller has already advanced $50,000 on December 10, 1991 for breaker cancellation fees.
Seller shall further advance the sum of $944,000 for the Scope of Work according to the payment schedule described in Exhibit B, attached hereto and incorporated herein by reference. If payments for the estimated costs are not received by
Sierra within the dates specified in Exhibit B, then Sierra reserves the right, upon written notification to Seller, to discontinue activities under this
Agreement and

                                     Page 6

Seller shall pay the actual costs associated with such discontinuance and any resulting renewal of activities hereunder.

     (b) If, during the term of this Agreement, Sierra determines that the
Estimated Cost is insufficient to cover the Scope of Work, Sierra may replace
Exhibit A with a revision to reflect such revised estimate. Seller shall, within thirty (30) days of written notice of such revised estimate, submit payment of the amount by which the new estimate exceeds the Estimated Cost (the "Increased
Amount"). If payment of the Increased Amount is not received within thirty (30)
days of written notice then Sierra reserves the right, upon written notification to Seller, to discontinue activities under this Agreement and Seller shall pay the actual costs associated with such discontinuance and any resulting renewal of activities hereunder.

     (c) In the event this Agreement is terminated prior to completion of the
Scope of Work for any reason other than the negligence or willful misconduct of
Sierra, Seller shall pay any equipment or cancellation charges and other costs resulting from such noncompletion.

     (d) Within four (4) months after completion of the Scope of Work, Sierra will determine the actual cost thereof. Actual costs shall be those costs recorded in the book of accounts kept by Sierra. If the actual cost exceeds the
Estimated Cost plus any Increased Amount, Sierra will bill to Seller, and Seller shall pay said difference to Sierra within thirty (30) days of receipt of said bill. If the actual cost is less than the Estimated Cost plus any Increased
Amount, Sierra shall refund the difference to Seller within thirty (30) days after the difference is determined.

     (e) All records relating to the Scope of Work will at all reasonable times, and for a period of one year following completion of the installation of the
Interconnection Facilities, be available for inspection and audit by Seller.

                                     Page 7

     (f) All or a portion of the payments received by Sierra for the facilities installed and services provided by Sierra pursuant to this Agreement and the cost of equipment that is contributed to Sierra pursuant to this Agreement may in the future be considered taxable income to Sierra pursuant to Internal
Revenue Service (IRS) code, regulations thereunder, published revenue rulings, or private letter rulings. In the event such payments become taxable income to
Sierra, Sierra shall determine the amount of tax liability resulting from such payments and the tax liability shall be billed directly to Seller. Seller shall submit payment of the tax liability within thirty (30) days of such billing.
Should Seller fail to pay the amount of such billing, Sierra may offset future payments to Seller pursuant to the Power Purchase Agreements by such amounts.

     (g) Seller assumes responsibility and liability for the cancellation deposit on one 120 KV breaker instead of the two 120 KV breakers placed on order in December 1991 for the interconnection. Seller agrees that the cancellation charges thus released on the one 120 KV breaker will be applied to other costs incurred for the Scope of Work. Seller herewith relinquishes any and all rights that may have accrued to Seller in the one 120 KV breaker and releases said 120
KV breaker to Sierra for use elsewhere.

7. Target Date. Sierra shall exercise its best efforts to complete the Scope of
Work on or before August 15, 1992. However, Sierra shall have no liability for failure to meet this target date.

8. Prior Approval and Design Review. (a) Equipment specifications, test reports and detailed plans for the installation of the equipment specified in Section 4 of this Agreement and control and protective devices, and facilities to accommodate Sierra's meters must be submitted to Sierra for review and advance written approval prior to actual installation. Test reports shall include, but not be limited to, transformer, circuit switcher, all relays, generators, and underground

                                     Page 8

cable. Such review and written approval shall only constitute acknowledgement that the facilities are compatible with Sierra's system and such review and approval shall not be unreasonably withheld. Sierra shall not, by reason of such review or failure to review, be responsible for strength, details of design, adequacy, or capability of any of Seller's facilities or equipment, nor shall
Sierra's written approval be deemed an endorsement of such facilities or any item of equipment. Seller and Sierra acknowledge that the equipment specifications and detailed plans submitted to Sierra are intended only for the specific site and installation of the Project as described in this Agreement.

     (b) If additional equipment is necessary to complete the interconnection of the Project with Sierra's electrical system, Sierra shall provide Seller with written notice, setting forth in detail the nature and type of additional equipment required, and the reasons therefore. Seller shall approve the required additional equipment prior to Sierra ordering the additional equipment and will be responsible for the cost of purchasing and installing such additional equipment. Seller's approval will not be unreasonably withheld. Seller acknowledges the potential for delay of the Project if approval of the required additional equipment is withheld or delayed. If such additions are to be installed on or in place of Sierra owned facilities, Sierra will perform the purchase and installation of such facilities at the cost of Seller.

     (c) Sierra's obligation to interconnect the Project is contingent upon the approval of plans, equipment specifications and test reports described above.
Seller shall not make any modification to its facilities, protection or control equipment, or any other equipment which affects the delivery of electricity without advance written notification to Sierra. Sierra shall use best efforts, but in no event longer than sixty (60) days from the receipt of such notification to review

                                     Page 9

such modifications subject to the terms and conditions set forth in Section 8(a)
above, and to notify Seller in writing of the outcome of its review.

     (d) In the event an entity other than Seller or Sierra requires Seller or
Sierra to move or relocate all or any portion of the facilities installed pursuant to Section 3 and Section 11, Sierra shall pay all costs for relocation or removal of those facilities owned by Sierra and installed pursuant to this
Agreement unless Seller desires to remain interconnected with Sierra's system.
If Seller desires to remain interconnected with Sierra's system, Seller shall pay all costs for relocation of all or any portion of those facilities required to be relocated and necessary for Seller's continued interconnection. If any compensation is received from any entity other than Seller or Sierra for moving or relocating of all or any portion of the facilities installed pursuant to
Section 3 and Section 11, that compensation related to the relocation of all or any portion of those facilities required for Seller's continued interconnection, shall be credited to Seller for the purpose of offsetting Seller's costs of continued interconnection.

9. Operation and Maintenance. Not less often than annually, Seller shall reimburse Sierra pursuant to Sections 14 and 17 of the Power Purchase
Agreements, for all of Sierra's operation and maintenance and refurbishment costs as determined by Sierra, resulting from Sierra's installation of facilities and equipment specified in Section 3 of this Agreement.

     Pursuant to Section 16 of the Power Purchase Agreements, Seller shall be responsible for the operation, maintenance and refurbishment of the facilities specified in Section 4 of this Agreement in accordance with accepted utility practices.

     Seller shall notify Sierra prior to performing any maintenance on or near the termination structure and such maintenance shall only be performed under the control of a Sierra inspector on site.

                                     Page 10

     In accordance with accepted utility practices, Seller shall test and maintain, all protective relays, interrupting devices, transformers, generators and other equipment at the Project, and any facilities described in Section 4 of this Agreement with qualified personnel at intervals not to exceed three (3)
years. Each relay test shall include both a calibration check and an actual trip of the circuit breaker from the device being tested. A complete record of the tests shall be submitted to Sierra within thirty (30) days of the test.

10. Reliability of Service. Seller acknowledges, understands and accepts that the Interconnection Facilities presented under the Scope of Work herein will not provide the same high level of service that would have been provided by installation of the facilities described in the Generation Interconnection
Report, Exhibit C, attached hereto and incorporated herein by reference. Seller understands and accepts full responsibility for (a) the increased risk of outages as a result of a reduced Scope of Work, and (b) all risks associated with forced generator outages (full load rejection) caused by planned and unplanned interruptions to Seller's interconnection. Sierra will use best efforts to provide reasonable notice to Seller of planned interruptions that would affect Seller's Project.

     Seller agrees to hold Sierra harmless for any damages to Seller's plant facilities resulting from the reduced Scope of Work.

     Seller further acknowledges, understands and accepts that Seller's facilities will be placed at additional risk if Seller elects not to fund the addition of the 1003 breaker and complete the ring bus in the Steamboat
Substation at the point when Sierra installs the 161 breaker. Installation of the 161 breaker may occur when the second Steamboat 120/24.9 KV transformer is added or when other substation modifications occur. Sierra shall notify Seller in writing as soon as reasonably practicable when Sierra intends to install the
161 breaker. Seller agrees to hold

                                     Page 11

Sierra harmless for any damages to Seller's plant facilities resulting from
Seller's decision to not fund the addition of the 1003 breaker.

     Seller further acknowledges, understands and accepts that any future plant additions or expansions, beyond the current Power Purchase Agreements, will require Seller to add the 1003 breaker, two 120 KV switches and complete the ring bus in the Steamboat Substation. This will be a requirement whether or not
Sierra has added the 161 breaker in Steamboat Substation, as shown in Exhibit A.

11. Ownership. All facilities constructed pursuant to Section 3 shall become property owned, maintained, operated and controlled by Sierra. Title to the
Facilities shall at all times be vested in Sierra. The underground cable, pot heads and lightning arresters located on Sierra's termination structure shall become property owned, maintained and operated by Seller.

12. Easements and Rights-of-Way. Seller shall execute upon terms acceptable to
Sierra, such grants, conveyances, deeds, or other documents, together with easements, rights-of-way, and enforcement of leasehold agreements as may be deemed necessary by Sierra to provide services under this Agreement.

13. Rules and Regulations. This Agreement has been made by Sierra pursuant to its rules and regulations governing all matters contained herein, filed with and approved by the Public Service Commission of Nevada ("PSCN"), and this Agreement is subject to any changes or modifications to such rules and regulations made by the PSCN.

14. Notice. Whenever in this Agreement it shall be required, permitted, or desired that notice or demand be given by either Party to or on the other, including notice of change of address of either Party, such notice or demand shall be in writing and may be either personally served or sent by United States mail and shall be deemed to have been given when personally served or when deposited in the United States mail, certified or registered, with postage prepaid, and

                                     Page 12

properly addressed, or when transmitted by facsimile; provided, however, notices delivered by facsimile shall only be effective if delivered on a day that is considered a regular business day by both Parties. For the purposes hereof the addresses of the Parties hereto (until notice of change thereof is given as provided in this paragraph) shall be as follows:

IF TO SIERRA PACIFIC:

Sierra Pacific Power Co.
Director, Power and Fuel Contracts Department
6100 Neil Road, Reno, NV 89511
P. O. Box 10100
Reno, NV 89520
Phone: (702) 689-4976
Telecopy: (702)689-4659

IF TO SELLER:

First Interstate Bank of Nevada, N.A.
Corporate Trust Department
One West Liberty Street, Third Floor
P. O. Box 30100
Reno, NV 89520
Telephone: (702)784-3316
Telecopy: (702)784-3721

15. Assignment. Subject to Section 16 below, neither Party shall voluntarily assign this Agreement without the prior written consent of the other Party. Such

                                     Page 13

consent shall not be withheld provided assignee has the demonstrated capabilities to undertake and assume all of the obligations under this
Agreement. Any assignment made without first obtaining such consent will not serve to relieve the assignor of any of its obligations under this Agreement, nor shall the nonassigning Party have any obligations or liabilities of any kind to the assignee under such assignment.

16. Collateral Assignments. Either Party shall have the right, without the other
Party's consent, but with prior written notice to the other Party, to make a collateral assignment of its rights under this Agreement to satisfy the requirements of any development, construction, or other long-term financing.

     A collateral assignment as described above shall not constitute a delegation of Seller's obligations under this Agreement, and this Agreement shall not bind the collateral assignee. Any collateral assignee succeeding to any portion of the ownership interest of Seller in the Project shall be considered Seller's successor in interest and shall thereafter be bound by this
Agreement.

17. Successors in Interest. This Agreement shall be binding on both Parties, and on their heirs, successors in interest and permitted assigns.

18. Force Majeure. (a) The term Force Majeure as used herein means acts of God, labor disputes, and sudden actions of the elements.

     (b) If either Party because of Force Majeure is rendered wholly or partly unable to perform its obligations under this Agreement, that Party shall be excused from whatever performance is affected by the Force Majeure to the extent so affected, provided that:

          (1) the Party claiming Force Majeure promptly gives the other Party oral notice, followed by written confirmation, describing the particulars of the occurrence.

                                     Page 14

          (2) the suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure.

          (3) the nonperforming Party uses reasonable efforts to remedy its inability to perform. This subsection shall not require settlement of any strike, walkout, lockout or other labor dispute on terms which in the sole judgement of the Party involved in the dispute, are contrary to its interest. It is understood and agreed that settlement of strikes, walkouts, lockouts, or other labor disputes shall be at the sole discretion of the
     Party having the difficulty.

          (4) when the nonperforming Party is able to resume performance of its obligation under this Agreement, that Party shall give the other Party written notice to that effect.

19. Seller Representative. Seller shall designate a representative who shall have authority and responsibility to define and agree upon the Scope of Work and specifications of the work and the phases of the Scope of Work to be performed from time to time, to make changes in the specification of the work, to require and receive reports of the progress of the work, to inspect the work, and to terminate the performance of the work or any phase thereof in accordance with the provisions of this Agreement. Such designation shall be provided in writing upon execution of this Agreement.

20. Liability and Indemnification. Each Party shall indemnify and hold harmless the other Party against and from any and all loss and liability for personal injury or property damage, resulting from or arising out of (a) the engineering, design, construction, maintenance or operation of, or (b) the making of replacements, additions, or betterments to, the indemnitor's facilities. Neither
Party shall be indemnified for liability or loss to the extent such liability or loss results from, or is contributed to, that Party's negligence or willful misconduct.

                                     Page 15

The indemnitor shall, on the other Party's request, defend any suit asserting a claim covered by this indemnity and shall pay all costs, including reasonable attorney fees, that may be incurred by the other Party in enforcing this indemnity.

21. Insurance. During the term of this Agreement, Sierra shall maintain Workers'
Compensation or self insurance which satisfies the applicable requirements of
Nevada law and comprehensive general liability insurance appropriate for coverage of duties to be performed under this Agreement. During the term of this
Agreement, Seller shall maintain the insurance requirements as described in the
Power Purchase Agreements. Certificates or other acceptable evidence of compliance with said requirement shall be delivered to Sierra prior to the start of construction.

22. Entire Agreement. This document constitutes the entire Agreement of the
Parties and supersedes all previous Agreements for these services, whether written or oral. This Agreement may be amended only by an instrument in writing signed by both Parties hereto.

23. Governing Law. This Agreement shall be interpreted, governed by and construed according to the laws of the State of Nevada, as if executed and to be performed wholly within the State of Nevada. Any litigation under this Agreement shall be filed in a court of competent jurisdiction in the State of Nevada.

24. Dispute Resolution. In the event that a dispute should arise between Sierra and Seller concerning the terms and enforcement of this Agreement, the Parties agree to resolve their dispute by means of binding arbitration conducted in
Reno, Nevada, under the rules and procedures of the American Arbitration
Association. The Parties shall first endeavor to select a single arbitrator who, by reason of his/her education and experience, is mutually acceptable to both
Parties. If the Parties are unable to agree upon a single arbitrator, they shall each choose

                                     Page 16

one (1) arbitrator, and the two arbitrators thus selected shall choose a third arbitrator to form a three member panel to hear and resolve the dispute. In preparing their cases for presentation to the arbitrator(s), the Parties shall have the same rights of discovery afforded to litigants under the Nevada Rules of Civil Procedure and the local rules of the Second Judicial District Court for
Washoe County, Nevada.

                                     Page 17

25. Multiple Originals. Four (4) copies of this Agreement have been executed by the Parties. Each executed copy shall be deemed an original.

          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on this 24th day of Apr 1992.

SELLER:

FIRST INTERSTATE BANK OF NEVADA, N.A., as Owner Trustee

BY: /s/ CAROL KURTZ                          /s/ GRETCHEN E. BECK
    -------------------------------          -----------------------------------
TITLE: CAROL KURTZ, CLU, Ch FC               GRETCHEN E. BECK
       AVP & Trust Services Officer          Assistant Vice President and
                                             Trust Services Officer

SIERRA:

SIERRA PACIFIC POWER COMPANY

                                      --------
BY: /s/ Illegible                      APPVD.
    -------------------------------   --------
TITLE: VICE PRESIDENT                 __   ___
                                      --------
                                      __   ___
                                      --------

CONSENTED AND ACKNOWLEDGED BY

FAR WEST:

FAR WEST CAPITAL, INC.

BY: /s/ Illegible
    -------------------------------
TITLE: VICE PRESIDENT

STEAMBOAT:

STEAMBOAT DEVELOPMENT CORPORATION

BY: /s/ Illegible
    -------------------------------
TITLE: VICE PRESIDENT

                                     Page 18

                                                                       EXHIBIT A
                                                                     Page 1 of 3

                            FAR WEST INTERCONNECTION
                              STEAMBOAT SUBSTATION

                                    [GRAPHIC]

                                                             "Continue Ring Bus"

                                                                Work Description
                                                                 Add new breaker

                                                                       EXHIBIT A
                                                                     Page 2 of 3

                              STEAMBOAT II AND III

                     ESTIMATED INTERCONNECTION PROJECT COST

                                  As of 1/31/92

I.     Substation                            775,000

II.    Transmission Line and Right of Way    149,000

III.   Termination Structure and  Switch      55,000

IV.    Revenue   Metering                     15,000
                                            --------

          Total                             $994,000
          Less  Payments  Received            50,000
                                            --------
          Cash Flow Balance Required        $944,000

                                                                       EXHIBIT A
                                                                     Page 3 of 3

                              STEAMBOAT II AND III

                        ESTIMATED DETAILED COST BREAKDOWN

                                  As of 1/31/92

Substation

              Labor    Transp   Stores   Vouchers    Total
             -------   ------   ------   --------   -------
12/91-2/92    44,389        0        0     10,400    54,789
3/92-5/92     79,730   27,040    5,928    249,600   362,298
6/92-8/92    101,456   53,560   29,640    173,257   357,913

             225,575   80,600   35,568    433,257   775,000

Line & Right-of-Way

              Labor   Transp   Stores   Vouchers    Total
             ------   ------   ------   --------   -------
12/91-2/92    1,000        0        0         0      1,000
3/92-5/92    13,500        0        0    29,000     42,500
6/92-8/92    54,500    9,200   41,800         0    105,500

             69,000    9,200   41,800    29,000    149,000

Termination Structure  & Switch

              Labor   Transp   Stores   Vouchers    Total
             ------   ------   ------   --------   ------
12/91-2/92        0        0      0           0         0
3/92-5/92     3,000        0      0           0     3,000
6/92-8/92    28,000    4,000      0      20,000    52,000

             31,000    4,000      0      20,000    55,000

Revenue Metering

             Labor   Transp   Stores   Vouchers    Total
             -----   ------   ------   --------   ------
12/91-2/92       0       0         0         0         0
3/92-5/92        0       0         0         0         0
6/92-8/92    2,600     400     9,000     3,000    15,000

             2,600     400     9,000     3,000    15,000

Totals

              Labor    Transp   Stores   Vouchers    Total
             -------   ------   ------   --------   -------
12/91-2/92    45,389        0        0     10,400    55,789
3/92-5/92     96,230   27,040    5,928    278,600   407,798
6/92-8/92    186,556   67,160   80,440    196,257   530,413

             328,175   94,200   86,368    485,257   994,000

                                                                       EXHIBIT B
                                                                     Page 1 of 1

                                PAYMENT SCHEDULE

                                     Date Due    Amount
                                     --------   --------

1.   Order Breakers  (cancellation
     charges only) Payment #1         Funded    $ 50,000

2.   Start of Sierra Construction
     Payment #2                       2/07/92   $142,218

3.   Payment #3                       2/28/92   $ 78,554

4.   Payment #4                       3/31/92   $192,815

5.   Payment #5                       4/30/92   $246,006

6.   Payment #6                       5/29/92   $222,221

7.   Payment #7                       6/30/92   $ 62,186
                                                --------

        Total                                   $994,000

                                                                       EXHIBIT C

                          Sierra Pacific Power Company

                       Generation Interconnection Report

                                       for

                             Far West Capital, Inc.

                       Power Supply Transmission Planning

                                November 1, 1991

                    Prepared by Karen Starrett ______________

Approvals   /s/ Duane Nelson         /s/ Mike Smart         /s/ Tom Parker
            ----------------------   --------------------   --------------------
            Duane Nelson             Mike Smart             Tom Parker
            Supervisor               Manager                Vice President

                                TABLE OF CONTENTS

I.   Introduction                                                              1

II.  Summary                                                                   1

III. Design/Facilities                                                         2

IV.  Design Criteria                                                           2

     A.   Quality of Service
     B.   Voltage Regulation
     C.   Motor Starting, Switching Operations, and Generator Starting/Dropping
     D.   Maximum Transfer Capability
     E.   Basic Insulation Level

V.   Facility Requirements                                                     4

     A.   Sierra Pacific Power Company   l. Substation
                                         2. Transmission Line/Disconnect Switch
                                         3. Protective Relaying
                                         4. Metering
                                         5. Communications

     B.   Far West Capital, Inc.         l. Transformers
                                         2. Generators
                                         3. Voltage Regulation
                                         4. Telephone Communications

VI.  Cost Estimates                                                            7

VII. Permits and Rights-of-Way                                                 7

VIII. Electrical Losses                                                        7

IX.  Operational Considerations                                                7

Appendix A. General Topographic Map
Appendix B. Interconnection One-Line Diagram (Far West)
Appendix C. Interconnection One-Line Diagram (SPPCo. - Option 1)
Appendix D. Interconnection One-Line Diagram (SPPCo. - Option 2)
Appendix E. SPPCo.'s Engineering and Construction Standard 2.2GN02
Appendix F. Interconnection Cost Estimates

                                                                   November 1991

                        FAR WEST CAPITAL, INC. (FAR WEST)
            STEAMBOAT QUALIFYING FACILITY (QF) INTERCONNECTION STUDY

I    Introduction

          Far West Capital, Inc. (Far West) is developing a geothermal power production plant approximately one third of a mile east of the existing
     Steamboat 120kV substation. This project is a successful bidder in Sierra
     Pacific Power Company's (SPPCo.) Request For Proposals (RFP) for capacity additions beginning in 1991. A geographic location map is shown in Appendix
     A. Appendix B, C and D are single line diagrams of the SPPCo. and Far West systems.

          The two proposed Far West plants consist of two synchronous generators each. Expected maximum net output of the Far West project (gross generation less station loads) is approximately 16 MW for each plant, or a total of 32 MW. The commercial operating date is November 1, 1992, for the first plant (16 MW) and November 1, 1993, for the second plant (16 MW).
     Contract provisions allowing an additional two plants in the future increase the potential net output to 64 MW. It should be noted that for 64
     MW, Option 2 has been planned for the Steamboat substation, but the impacts on the rest of the system will still need to be studied.

          Far West has funded this study to determine the requirements and costs of interconnecting to the SPPCo. system. The Far West generation facilities and the step up transformer will be designed and constructed by Far West.
     The expansion of the Steamboat 120 kV substation and the overhead portion of the 120 kV interconnection line will be designed, installed, operated, maintained and owned by SPPCo. with associated costs being the responsibility of Far West.

II   Summary

          The Steamboat 120 kV lines have sufficient capacity to accept delivery of the Far West generation. On-peak and off-peak powerflow studies indicate adequate performance of the Far West facilities when equipment is rated for operation on a 120 kV nominal system.

          This project will require the expansion of the existing Steamboat substation. The existing Remote Terminal Unit (RTU) at the site will be upgraded in capacity to provide remote control and indication of the project by SPPCo.'s Electric System Control Center (ESCC).

                                        1

          Referring to Appendix C or D, SPPCo. will install, own, operate and maintain the 120 kV switch, two (or three) 120 kV breakers, transmission line, metering, line protection and RTU communications at Far West's expense. Operation and maintenance costs will be billed to Far West on a periodic basis.

III  Design/Facilities

          The proposed project will consist of: a 120 kV line switch; two (or three) 120 kV breakers; one 120/4.16 kV (18.62/37.24 MVA) transformer; four
     4.16 kV synchronous machines (four additional future machines may be proposed). Each unit will have a maximum net generation of 8 MW for a total maximum net generation of 32 MW. The total maximum net generation with the future proposed additional four machines would be 64 MW. Appendix B is the one line of the proposed Far West system. The one line diagrams for the proposed interconnection to the Steamboat substation are shown in Appendix
     C and D.

          For the proposed 32 MW of generation, there are two possible options for interconnection. Option 1 (Appendix C) consists of the addition of two new breakers and adding a section of south bus to the Steamboat substation.
     This is the minimal design acceptable to SPPCo. for 32 MW of generation.
     Option 2 (Appendix D) consists of the addition of three new breakers and adding a complete south bus to the Steamboat substation. If the Far West generation increased beyond the net output of 32 MW, Option 2 would be the required design. SPPCo. recommends to Far West that Option 2 be selected and built now because required maintenance or a possible single point failure will cause Far West to be out of service with the Option 1 design.
     Also, if Option 1 is built for the 32 MW, and then the Far West generation increased to require Option 2, the cost to upgrade from Option 1 to Option
     2 is higher than originally building Option 2 (see Appendix F).

IV   Design Criteria

     A.   Quality of Service

          Quality of service to existing customers is not to be degraded due to the interconnecting of the Far West project. Adverse impacts to SPPCo.
     power quality will require mitigating measures including installation of protective devices or special operating constraints.

          Although this interconnection study did not indicate an adverse impact to the quality of service, any negative impacts if found at a later date will be mitigated by Far West at their expense.

                                        2

B.   Voltage Regulation

     SPPCo.'s desired 120 kV transmission system voltage range is limited to
117-123 kV. Far West's equipment must be designed to assist in maintaining the desired system voltages or at SPPCo's discretion, operating procedures must be developed to minimize deviation from these ranges. Emergency system voltages may significantly exceed this range, therefore, Far West's equipment must either withstand or be protected from such voltage excursions.

C.   Motor Starting, Switching Operations, and Generator Starting/Dropping

     Motor starting, switching operations, and generator starting/dropping are to be limited such that the momentary voltage change does not exceed four percent at the 120 kV interconnection point.

     Far West must design the control system or provide operating procedures which prevent excursion of greater than four percent during start up and shut down of the generators.

     Far West has indicated that the largest motor to be started is 1100 horsepower (hp) on the 4.16 kV bus with an inrush current of 7000 KVA at rated motor voltage. Starting this motor will cause a voltage flicker of 3.31% on the
4.16 kV bus and 0.40% on the Steamboat 120 kV bus. The voltage flicker at the
120 kV bus is well within SPPCo.'s four percent guideline.

D.   Maximum Transfer Capability

     Maximum transfer capability across any SPPCo. system element is limited by many factors. One of those factors is the continuous thermal capacity (in amperes) of that element. During emergency conditions, special time-limited capacity ratings may be applicable. Exceeding this criteria would require replacement of the limiting element, such as line reconductoring.

     The proposed 32 MW Far West project does not violate this criteria.

E.   Basic Insulation Level

     Basic insulation level (BIL) should be 550 kV for external 120 kV bushings,
The protection of Far West's transformer and equipment from the SPPCo. system is solely their responsibility.

                                        3

V.   Facility Requirements

     A.   SPPCo.

          1.   Substation

                    The existing SPPCo. Steamboat 120 kV substation will be
               expanded to accommodate the equipment to interconnect to the Far
               West generation plant. The substation design that SPPCo. has determined to be a minimum will require the addition of two 120
               kV circuit breakers in the Steamboat substation.

                    It should be noted that with this design, a single breaker failure or maintenance of certain elements will cause Far West to be out of service. Because of this possibility, SPPCo. recommends that Far West agree to a more extensive design including an additional circuit breaker (see Appendix D). The additional breaker would be required for the proposed potential 64 MW.

          2.   Transmission Line and Disconnect Switch

                    The following discussion assumes that the interconnection
               point will be a structure at or near the fence of the Far West plant which supports 120 kV underground cable terminators. The cable originates within the Far West plant site.

                    A SPPCo. standard 120 kV non-load break, lockable disconnect switch providing visible isolation is required at the
               interconnection point (see Appendix C and D). The switch will be owned, maintained and operated by SPPCo. The transmission line conductor will be shielded 954 ACSR.

                    The distance from SPPCo.'s Steamboat 120 kV substation to
               the interconnection point is approximately 0.3 miles.

          3.   Protective Relaying

                    All SPPCo. required protective relay equipment will be
               located within the Steamboat substation meter house.

                    The following relays are required by SPPCo. to isolate
               faults between the Steamboat substation and Far West's facilities as well as to prevent Far West from islanding with a portion of
               SPPCo.'s system under abnormal system conditions:

                                        4

                    a.   Over/under frequency
                    b.   Over/under voltage
                    c.   Synchronism check
                    d.   Overcurrent (phase and ground, possible directional)

                    This list is not exhaustive and may be expanded and refined.
               SPPCo's relaying and protection design personnel will make a final determination concerning the required hardware and
               equipment settings.

          4.   Metering

                    SPPCo. will require revenue metering for the generation
               delivered by Far West and for the power supplied by SPPCo. when
               Far West is a load customer. Due to separate contracts and different power purchase rates, the metering for the proposed first plant (16 MW) must be separate from the proposed second plant (16 MW). All equipment is to be contained within a lockable enclosure on Far West's site, as determined by the SPPCo. Meter
               Operations Department. The following metering equipment will be required:

                    a.   Revenue metering accuracy current and potential
                         transformers.

                    b.   A three register time of delivery solid state meter
                         which will also initiate pulses to record:

                         1)   kWh load
                         2)   kWh generation
                         3)   kVARh lagging
                         4)   kVARh leading
                         5)   V_h (voltage)

                    c.   Transformer loss compensator which will subtract
                         transformer and 120 kV cable losses from the gross
                         generation of the plant automatically.

          5.   Communications

                    A Remote Terminal Unit (RTU) will be required to enable
               supervisory control and indication of the Steamboat breakers by
               SPPCo. The existing RTU at the Steamboat substation will have to be expanded in order to accommodate the proposed Far West
               project.

                                        5

     B.   Far West Capital, Inc.

          1.   Transformer

                    A high side (120 kV) grounded wye transformer connection is required on the 120/4.16 kV step-up transformer. Far West has indicated a delta connection on the secondary side of the
               transformer. The transformer impedance has been estimated to be
               8% (on the OA base). A nominal high side rating of 120 kV is required. The MVA rating of the transformer should have
               sufficient capacity for the proposed plant (each plant consists of two 8 MW generators for a total of 16 MW per plant).

                    Recommended taps are two taps above the center position and two taps below the center position with a 2 1/2 percent voltage change between each tap position. Voltage ratings are to be compatible with SPPCo. normal and emergency operating standards.
               ANSI Standards are to be maintained. 120 kV BIL ratings should be
               550 kV.

                    Final nameplates and test reports are to be forwarded to
               SPPCo. upon installation of this equipment.

          2.   Generators

                    The Customer Design Requirements of SPPCo.'s Engineering and
               Construction Standard 2.2GN02 provides the minimum requirements that the Qualifying Facility (QF) developer must meet for major equipment, design review, and design responsibility (see Appendix
               E).

          3.   Voltage Regulation

                    This interconnection study has concluded that generator
               voltage regulation controls will be required. The transformer voltage drop must be automatically accounted for within the regulator controls. Initially the voltage on the 120 kV side of the step up transformer should be held to 122 kV. After the plant has become operational, Far West and SPPCo. will have to evaluate whether this is a workable voltage.

          4.   Telephone Communications

                    Far West will be required to provide and maintain a
               telephone communications path between their plant operator and
               SPPCo.'s ESCC.

          5.   Relaying

                    Sierra has recently discovered the need to make an addition to the standard for protective relaying equipment. It is
               necessary to install

                                        6

               breaker failure relaying to trip adjacent breaker(s) if the high side breaker should fail to trip when required to do so. The breaker failure relay scheme shall be initiated by all protective relays that trip the breaker on the high side of the transformer and shall include current supervision and a manual reset lockout relay. SPPCo. shall not accept responsibility for protection of any of Far West's equipment.

VI   Cost Estimates

          Appendix F lists the estimated cost for Far West to interconnect with the SPPCo. system. There are two different totals based on the two options described in section III of this document. The total cost of Option 1 is
     $1,326,676, Option 2 is $1,630,380, and the cost to build Option 1 and then upgrade to Option 2 at a later date is $1,892,223.

VII  Permits and Rights-of-Way

          A future U.S. 395 Highway interchange may be built west of the
     Steamboat 120 kV substation. The exact site has not yet been determined.
     SPPCo. values access to the substation and therefore requires ownership of the transmission line serving this project.

          The rights-of-way estimate (see Appendix F) includes land costs due to the fact that the proposed transmission line design will be crossing land belonging to a third party who has no involvement in the Far West project.
     Embedded in the estimate is $10,000 in case a condemnation proceeding is required.

          Far West is responsible for payment or reimbursement to SPPCo. of all expenses associated with the acquisition of rights-of-way, or permits which may be required from the substation to the generation plant.

VIII Electrical Losses

          Powerflow studies indicate the addition of 32 MW of generation at
     Steamboat will not increase SPPCo. system losses. The losses associated with Far West's step-up transformer and 120 kV underground cable are to be netted out of generation output by SPPCo.'s revenue metering.

IX   Operational Considerations

          In addition to normal system operation, SPPCo. will rely on generation from Far West during certain system disturbances. SPPCo. expects the Far
     West generation units to remain on-line during system disturbances that would reasonably be expected to be survivable. If SPPCo. determines the Far
     West plant operation to

                                        7

     be deficient, corrective actions including, but not limited to, control modifications will be required to be implemented by Far West.

          Far West must be able to operate with either leading or lagging power factors, up to the machine limits (0.8 lagging power factor and 0.9 leading power factor) which Far West provided in their machine data, to control system voltage. If Far West anticipates any operational changes, they must first contact SPPCo.'s ESCC Department, before implementing the changes.

                                        8

                                   APPENDIX A

                                    [GRAPHIC]

                                   APPENDIX B

                                    [GRAPHIC]

                                   APPENDIX C

                              STEAMBOAT SUBSTATION
                                    OPTION 1

                                    [GRAPHIC]

                                                  "Start breaker and a half"

                                                     Work Description
                                                        Add 2-new breakers
                                                        Add section of south bus